Exhibit 99.1

OncoSec presents encouraging early data with TAVO™-EP combined with nivolumab (Opdivo®) in neoadjuvant melanoma

PENNINGTON, NJ and SAN DIEGO, CA, November XX, 2022 /PRNewswire/ — OncoSec Medical Incorporated (NASDAQ: ONCS) (the “Company” or “OncoSec”), a clinical stage biotechnology company developing intratumoral immunotherapies that stimulate the patient’s immune system to target cancer cells and eradicate disease, today announced early clinical data from an investigator-sponsored trial (IST) conducted by Dr. Ahmad Tarhini at the H. Lee Moffit Cancer Center & Research Institute. This IST is evaluating TAVO™, OncoSec’s proprietary interleukin 12 (IL-12) encoding plasmid delivered by intratumoral electroporation (TAVO™-EP), in combination with intravenous nivolumab. Interim data were presented as a poster (abstract #617) at the 37th Annual Meeting of the Society of Immunotherapy of Cancer (SITC) in Boston, Massachusetts on November 10th. The poster entitled, “Neoadjuvant Immunotherapy with intratumoral tavokinogene telseplasmid (TAVO™) plus electroporation (EP) in combination with intravenous nivolumab in patients with operable locoregionally advanced melanoma”, is available on OncoSec’s website.

The trial enrolled patients with high-risk operable locoregional advanced stage IIIB-D or stage IVA melanoma. By the time of data cutoff, 10 of 12 patients had completed the neoadjuvant phase of up to three 4-week cycles of TAVO™-EP on days 1 and 8 (with an optional third treatment on day 15) concurrently with 480 mg nivolumab administered every 4 weeks. Following the neoadjuvant treatment period, surgery was performed and adjuvant nivolumab was continued for up to 1 year. A preoperative overall response rate (ORR) by RECIST v1.1 was observed in 7 of 10 patients (70%) consisting of 4 patients with complete response (CR) and 3 patients with partial response (PR). Two patients had stable disease (SD) and 1 patient showed progressive disease (PD). One patient with a RECIST v1.1 PR declined surgery due to significant response after neoadjuvant treatment. At time of surgery, 8 of 9 (88.9%) evaluated patients had a major pathologic response (pMR; ≤10% viable tumor cells in the analyzed surgical specimen), 6 of 9 patients (66.7%) had a pathological CR (pCR). No disease recurrence has been observed at a median follow up of 7 months from the date of surgery.

Tumor-relevant immune biomarkers, analyzed pre-treatment for 6 patients, included CD8+ tumor infiltrating lymphocytes (TILs), PD-L1 expression levels and tumor inflammation signature (TIS) in the tumor lesions. This analysis identified four patients with low CD8+ TIL, low PD-L1 and low TIS; a biomarker signature that is negative predictive for response to immunotherapy. Of note, all four of these patients achieved pCR. Among the 12 patients with safety data, there were no grade 4/5 treatment-related adverse events; 1 patient experienced a grade 3 event of hyponatremia. Overall, the combination treatment was well tolerated, and no patient discontinued neoadjuvant treatment due to toxicity. Patients continue to enroll.

“We are encouraged with these early data in neoadjuvant melanoma because the expected pathological CR rate with single agent nivolumab in this treatment setting is around 30%. The pCR of 66.7% observed with the addition of TAVO™-EP to nivolumab suggests that intratumoral expression of IL-12 is adding to nivolumab efficacy. OncoSec is looking forward to the results from additional patients enrolling in Dr. Tarhini’s trial. Based on these observations, a small randomized controlled clinical trial testing TAVO™-EP in combination with anti-PD-1 therapy to establish proof-of-concept would be a next crucial step to develop TAVO™ in this setting” said Sandra Aung, Ph.D., Head of Clinical Development at OncoSec.”

Ahmad Tarhini, MD PhD, Professor, Senior Member and Director of Cutaneous Clinical and Translational Research at the H. Lee Moffitt Cancer Center & Research Institute commented that “patients with locoregionally advanced operable melanoma carry a high risk of morbidities with the upfront surgical approach and continue to have a high risk of disease relapse and death. Therefore, there is an urgent need to develop novel immunotherapeutic approaches that are tolerable and safe in the neoadjuvant setting. TAVO™-EP is uniquely positioned as neoadjuvant therapy due to the focal intratumoral delivery of plasmid IL-12 directly into the lesion. It is particularly exciting that all patients that were predicted to be non-responders to immune checkpoint blockade by biomarker analysis prior to treatment appear to respond to TAVO™ + nivolumab, supporting further the mechanism of action of IL-12. Patients are actively enrolling into this trial, and I am looking forward to presenting clinical data updates on more patients at a future medical conference”

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a biotechnology company focused on developing intratumoral immunotherapies to stimulate the patient’s immune system to target cancer cells and eradicate disease. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The therapeutic approach TAVO™-EP, which employs electroporation, is designed to produce a localized expression of IL-12 in the tumor microenvironment and, thereby, stimulate the immune system to target and attack tumors. OncoSec’s clinical pipeline is utilizing TAVO™ as a potential treatment for multiple cancer indications either as a monotherapy or in combination with checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from completed clinical trials of TAVO™ have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach along with a well-tolerated safety profile, warranting further development of TAVO™-EP. For more information, please visit www.oncosec.com.

TAVO™ is a trademark of OncoSec Medical Incorporated.

Risk Factors and Forward-Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the Securities Exchange Commission (“SEC”). In particular, you should be aware that discussion regarding future patient enrollment in the IST, the development of TAVO™-EP in the neoadjuvant melanoma setting, and any future clinical updates resulting from the IST are forward-looking statements and may differ from our current expectations. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2022 and any subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Company Contact

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Mike Moyer

LifeSci Advisors

+1-617-308-4306

mmoyer@lifesciadvisors.com